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                                                               EXHIBIT A


                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                         AMERICAN UNITED GLOBAL, INC.

                    Pursuant to Section 242 of the Delaware
                            General Corporation Law

            Original Certificate of Incorporation filed with the Secretary of State on October 18, 1991.

            American United Global, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

            FIRST: The Board of Directors of the Corporation, by Unanimous Written Consent dated as of May 21, 1996, adopted a resolution proposing and declaring advisable an amendment (the "Amendment") to the Corporation's Certificate of Incorporation, dated as of October 18, 1991 (the "Certificate of Incorporation").

            SECOND: That thereafter, at the Annual Meeting of the Stockholders of the Corporation, the holders of a majority of the issued and outstanding shares of the Corporation's capital stock voted in favor of the Amendment.

            THIRD:  That the Amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

            FOURTH: That the capital of said Corporation will not be reduced under or by reason of the Amendment.

            FIFTH:  That Article "FOURTH" of the Certificate of
Incorporation is hereby amended to read in its entirety as follows:

            FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 52,700,000 shares consisting of:


            a) 25,000,000 shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock");

            b) 25,000,000 shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock");


            c) 1,200,000 shares of Series A Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"); and


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            d)    1,500,000 shares of Series B Preferred Stock, $.01 par value per share (the "Series B Preferred Stock").


                                    PART A
                                 COMMON STOCK

      1.    GENERAL.

            (a) Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, except as otherwise described in
Section 2 of this Part A below with respect to the voting rights of the Class B Common Stock. No dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment.

            (b) Except for and subject to those rights expressly granted to the holders of the Series A or Series B Preferred Stock (sometimes collectively referred to as the "Preferred Stock"), or except as may be provided herein or by the Delaware General Corporation Law, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after payment to the holders of the Preferred Stock of the Corporation of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

            (c) In the event that the holder of any share of Common Stock shall receive any payment of any dividend on, liquidation of, or other amounts payable with respect to, any shares of Common Stock, which he is not then entitled to receive, he will forthwith deliver the same to the holders of shares of the Preferred Stock (as their respective interests may appear), as the case may be, in the form received, and until it is so delivered will hold the same in trust for such holders.

      2.    VOTING RIGHTS.

            Each holder of shares of Class A Common Stock shall be entitled to one vote for each share of such Class A Common Stock held by him, and voting power with respect to all classes of securities of the Corporation shall be vested solely in the Class A Common Stock, other than as specifically provided in the Corporation's Certificate of Incorporation, as it may be amended, with respect to the Series A and Series B Preferred Stock or otherwise. The Class B Common Stock shall not be entitled to voting rights except as required by the Delaware General Corporation Law or otherwise required by law.



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                                   PART B
                           SERIES A PREFERRED STOCK

      1. DIVIDENDS. In each year the holders of shares of the Series A Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Common Stock in such year, when and as declared by the Board of Directors of the Corporation, out of funds legally available for that purpose, dividends in cash at the rate of $.125 per annum per share, and no more, payable monthly at the rate of $.0104166 per share (except that the first dividend payment shall be an amount equal to accumulated dividends from the date of initial issuance at the rate of 12.5% per annum), on the first day of each month in each year, commencing on the first such date which occurs after the date of the initial issuance of the Series A Preferred Stock (each of the periods commencing on the first day of each such month, respectively including the period commencing with the date of initial issuance, being hereinafter called a "Dividend Period"). Dividends on the Series A Preferred Stock shall be cumulative from the date on which payment is made on account of the initial issue of such stock (whether or not there shall be surplus of the Corporation legally available for the payment of such dividends), so that, if at any time Full Cumulative Dividends (as defined in Section 5 of this Part B) upon the Series A Preferred Stock to the end of the last completed Dividend Period shall not have been paid or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in such dividends shall be fully paid, but without interest, or dividends in such amount shall be declared on the shares of Series A Preferred Stock and a sum sufficient for the payment thereof shall be set aside for such payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of the Common Stock or upon any shares of any other class of stock ranking as to dividends or upon liquidation junior to the Series A Preferred Stock and before any dividend shall be declared or paid or any other distribution ordered or made upon any of the Common Stock or upon any shares of any other class of stock ranking as to dividends junior to the Series A Preferred Stock.

      2. RIGHTS ON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from stated capital, capital surplus, earned surplus or other amounts, before any payment shall be made to the holders of any Common Stock, an amount equal to $1.00 per share plus an amount equal to Accrued. Dividends (as defined in Section 5 of this Part B). If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay to the holders of shares of Series A Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any liquidation, dissolution or winding up of the Corporation after payment shall have been made to the holders of shares of Series A Preferred Stock


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of the full amount to which they shall be entitled as aforesaid, the holders of any shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Series A Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

      3.    VOTING RIGHTS.  (a)   Except as otherwise provided herein for the
election of directors or as required by the Delaware General Corporation Law, the holders of shares of Series A Preferred Stock stall have the right to vote, together with the holders of all the outstanding shares of Common Stock and not by classes, on all matters on which holders of Common Stock shall have the right to vote. The holders of shares of Series A Preferred Stock shall have the right to cast one vote for each share of Series A Preferred Stock, with any fractions (after aggregating all shares of Series A Preferred Stock owned beneficially or of record by each holder) rounded to the next full vote.

      (b) Whenever holders of Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of all outstanding Series A Preferred Stock entitled to vote thereon.

      4. REDEMPTION. (a) So long as any shares of Series A Preferred Stock are outstanding, the Corporation may, at the option of the Board of Directors, at any time or from time to time redeem the whole or any part of such Series A Preferred Stock pursuant to the provisions hereof. The aggregate number of shares of Series A Preferred Stock which may be redeemed at any one time shall be at least one hundred thousand (100,000) or any integral multiple thereof. Any redemption pursuant to this Section 4 shall be at a redemption price equal to $1.00 per share (payable in cash or other consideration as the Corporation and the holders of a majority of the Series A Preferred Stock may agree), plus an amount equal to Accrued Dividends on the shares of Series A Preferred Stock being redeemed. If less than all the shares of Series A Preferred Stock at any time outstanding shall be called for redemption, the redemption shall be made pro rata with respect to such shares and in such manner as may be prescribed by resolution of the Board of Directors approved by such vote as aforesaid in this paragraph 4(a). The date of each such redemption is herein referred to as a "Redemption Date."

      (b) Notice of every redemption pursuant to this Section 4 shall be sent by registered or certified mail, postage prepaid, to the holders of record of the shares of Series A Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall be deposited in the United States mail not less than ten (10) days in advance of the Redemption Date. The holders of the shares of Series A Preferred Stock to be redeemed shall surrender to the Corporation any certificates for the shares of Series A Preferred Stock so redeemed; PROVIDED, that on and after the Redemption Date all rights of the holders of shares of Series A Preferred Stock as stockholders of the Corporation with respect to those shares of Series A Preferred Stock to be redeemed, except the right to receive the redemption price, shall cease and terminate


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and the shares designated for redemption shall no longer be outstanding whether or not the certificates for the shares so redeemed have been received by the Corporation.

      5. DEFINITIONS. (a) The term "Accrued Dividends" with respect to the Series A Preferred Stock shall mean Full Cumulative Dividends to the date as of which accrued dividends are to be computed, less the amount of all dividends theretofore paid upon the relevant shares of Series A Preferred Stock.

      (b) The term "Full Cumulative Dividends" with respect to the Preferred Stock shall mean (whether or not in any Dividend Period, or any part thereof, with respect to which such term is used there shall have been stated capital, capital surplus, or earned surplus of the Corporation legally available: for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for the Series A Preferred Stock as provided herein for the period of time elapsed from the date of issuance thereof to the date as of which Full Cumulative Dividends is to be computed.

                                   PART B
                          SERIES B PREFERRED STOCK

      Authority is hereby vested in the Board of Directors of the Corporation to provide for the issuance of Series B Preferred Stock and in connection therewith to fix by resolution providing for the issue of such series, the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, rights of redemption or conversion into Common Stock, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law."


     SIXTH: That Article "SIXTH" of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

     "SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation. Any provision of the By-Laws of the Corporation which provides that certain provisions of the By-Laws of the Corporation may only be amended or repealed, or new By-Laws adopted which have the effect of amending or repealing such provisions, by the affirmative vote of the holders of more than a majority of the voting power of each class or series of outstanding stock of the Corporation entitled to vote thereon, may only be amended or repealed, or new By-Laws adopted which have the effect of amending or repealing such provision, by the affirmative vote of the holders of such super-majority of the voting power of each class or series of outstanding stock of the Corporation entitled to vote thereon as is specified in the subject provision of the By-Laws."

     SEVENTH: That Article "NINTH" of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

     "NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or by this Certificate of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation. The provisions of Article Sixth, Article Ninth, Article Twelfth, Article Thirteenth, Article Fourteenth or Article Fifteenth of this Certificate of Incorporation shall not be amended by the shareholders of the Corporation other than by a vote of no less than 66.66% of the outstanding shares of the Corporation entitled to vote on such matters as provided by the General Corporation Law of the State of Delaware."

     EIGHTH:  That the following Articles be added to the Certificate of
Incorporation:

     "TWELFTH: All actions taken by the shareholders of the Corporation by written consent and not at a meeting of shareholders must be taken by no less than the unanimous written consent of all shareholders entitled to act with respect to such matter under the provisions of the General Corporation Law of the State of Delaware.

     THIRTEENTH: Special meetings of the shareholders of the Corporation may be called by the Board of Directors, or by shareholders pursuant to a written demand by the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Corporation entitled to vote on the matter(s) to be considered at the special meeting.

     FOURTEENTH: The Board shall consist of three classes of directors, each class to be as nearly equal in number of directors as possible. There shall be Class A director(s), Class B director(s) and Class C director(s). Beginning with the 1997 Annual Meeting of Stockholders, the Class A director(s) shall be elected, to hold office until the third Annual Meeting of Stockholders to occur subsequent to the Annual Meeting at which such director(s) was elected and until his or their successors shall have been elected and qualified, or until his or their deaths, or until he or they shall have resigned, or have been removed. Beginning with the 1998 Annual Meeting of Stockholders, the Class B director(s) shall be elected, to hold office until the third Annual Meeting of Stockholders to occur subsequent to the Annual Meeting at which such director(s) was elected and until his or their successors shall have been elected and qualified, or until his or their deaths, or until he or they shall have resigned, or have been removed. Beginning with the 1999 Annual Meeting of Stockholders, the Class C director(s) shall be elected, to hold office until the third Annual Meeting of Stockholders to occur subsequent to the Annual Meeting at which such director(s) was elected and until his or their successors shall have been elected and qualified, or until his or their deaths, or until he or they shall have resigned, or have been removed. The Board of Directors can determine to change the number of directors constituting the Board of Directors, which number shall not be less than three (3) nor more than nine (9), provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Any decrease in the number of directors shall be effective at the time of the next succeeding Annual Meeting of Stockholders at which the election of the director whose position is being eliminated would have been considered, unless there shall be vacancies in the Board of Directors, in which case such decrease may become effective at any time prior to the next such succeeding Annual Meeting of Stockholders to the extent of the number of such vacancies. In the event of any increase or decrease in the number of directors, the number of additional directors and the number of eliminated directors shall be apportioned among the three classes of directors in a manner which results, to the extent possible, in an equal number of directors being included in each such class.

     FIFTEENTH: A director, or the entire Board of Directors, may be removed only with cause and with the affirmative vote of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Corporation entitled to vote generally in the election of directors."


            IN WITNESS WHEREOF, the undersigned hereby execute his name and under the penalties of perjury affirms that the statements made herein are true, this ___ day of May, 1996.



                                     ______________________________________

                                     Robert M. Rubin, Chairman of the Board
                                     of Directors and Chief Executive Officer


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